Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-286205) of Mint Incorporation Limited (the “Company”) of our report dated July 30, 2025, relating to the consolidated balance sheets of the Company as of March 31, 2025 and 2024, and the related consolidated statements of income and other comprehensive (loss) income, changes in shareholders’ equity, and cash flow for the years ended March 31, 2025 and 2024 and the related notes, included in its Annual Report on Form 20-F.

San Mateo, California	WWC, P.C.
July 30, 2025	Certified Public Accountants
PCAOB ID: 1171